Exhibit 5

A&L Goodbody LLP	Dublin Belfast London New York San Francisco
25 North Wall Quay
Dublin 1
D01 H104
T: +353 1 649 2000
DX: 29 Dublin | www.algoodbody.com

Date	05 March 2026

Our ref	01437848

GH Research plc
Joshua Dawson House
Dawson Street
Dublin 2
D02 RY95
Ireland

GH Research plc (the Company)
Registration Statement on Form S-8

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 691405), in connection with the proposed registration by the Company of (i) 997,000 ordinary shares of the Company, nominal value $0.025 per share (the Shares) reserved for issuance under the GH Research PLC Share Option Plan (referred to as the Plan, including any amendments, restatements or sub-plan thereof) and (ii) 521,547 Shares issuable under outstanding share options previously granted under the Plan, pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company with the United States Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the Securities Act). This Opinion is solely related to the Registration Statement.

1	In connection with this Opinion, we have examined and relied upon copies of:

1.1	the Registration Statement; and

1.2	such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption, the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 5 March 2026 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures (electronic or otherwise), that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

CE Gill • JG Grennan • VJ Power • SM Doggett • G O’Toole • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin • DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • PM Murray • P Walker • K Furlong • PT Fahy • M Coghlan • DR Francis • A Casey • B Hosty M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch M McElhinney • C Owens • AD Ion • K O'Connor • T Casey • M Doyle • CJ Comerford • R Marron • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O'Driscoll • B O'Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern • A Muldowney • L Dunne • A Burke • C Bergin • P Fogarty • CM Carroll • E Keane D Daly Byrne • S Kearney • SE King • J Greene • C Cashin • T Glavey • E O Connor • D Broderick • K Harnett • E O'Brien • S Ahern • BP Curran • J Quirke • H Shaw E   Browne   •   MM   O'Brien   •  S   Egan   •   A   O'Donoghue   •   L   HoganConsultants: Professor JCW Wylie  •  MA Greene  •  AV Fanagan  •  PM Law  •  SW Haughey  •  PD White

2	We have further assumed the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

2.1
that none of the resolutions and authorities of the shareholders and directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities;

2.2
at the time of the grant by the board of directors of the Company (the Board), any committee of the Board, or any other duly authorised representative of the Company, of an award or other allotment and issue of a Share under the Plan, (i) that the Board will be duly constituted and remain duly constituted; or (ii) that such committee will be duly constituted and remain a duly constituted committee of the Board having the necessary powers and authorities to grant awards and issue the Shares; or (iii) in the case of an authorised representative, that such person has the necessary powers and authorities to grant awards and issue the Shares; and

2.3
the Company will comply with all covenants given and representations and warranties made in connection with the Plan and that the Company will receive consideration equal to the aggregate of the nominal value and any premium required to be paid up on the Shares issued pursuant to awards under the Plan and that such consideration will be in cash and/or otherwise provided in accordance with Irish law.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

3	the Company is a public limited company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland; and

4
the Shares have been duly authorised and when issued in accordance with the terms of the Plan and the options granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“nonassessable”).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof and we express no opinion with respect to taxation matters. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws, including but not limited to any purchaser of the Shares.

This Opinion is intended solely for use in connection with the registration and potential issuance of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement filed with the SEC on 5 March 2026 in accordance with the requirements of Item 601(b)(5) of Regulations S-K of the Securities Act.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody LLP